Exhibit 10.4

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
This Amended and Restated Executive Employment Agreement (the “Agreement”) is entered into effective May 8, 2020 (the “Effective Date”), by and between Ezra Uzi Yemin (“Executive”) and DELEK US HOLDINGS, INC. (the “Company”), who, in return for the mutual promises set forth herein, agree as follows:

1.	Prior Agreement; Term.

(a)
Prior Agreement. Executive and the Company are parties to that certain Executive Employment Agreement, effective as of November 1, 2017 (the “Prior Agreement”), which is amended and restated as set forth herein. The Company shall continue to employ Executive on the terms and conditions set forth in the Agreement, which supersedes and replaces the Prior Agreement in its entirety other than with respect to any amounts otherwise due and owing under the Prior Agreement which have not been paid prior to the Effective Date.

(b)
Term. The term of this Agreement shall commence upon the Effective Date and expire on May 8, 2023 (the “Initial Term”) unless terminated earlier as provided for herein. On each anniversary of the Initial Term (each a “Term Extension Date”), the term of Executive’s employment hereunder will automatically, without further action by Executive or the Company, be extended for one year (each such one year period an “Extended Term”); provided, however, that either Executive or the Company may, by written notice to the other given not less than 180 days prior to the then-applicable Term Extension Date, cause the term to cease to extend automatically, in which case Executive’s employment hereunder (if not earlier terminated as provided for herein) shall automatically terminate upon the next Term Extension Date. The Initial Term and any Extended Term are referred to herein as the “Term.”

2.
Scope of Employment. During the Term, the Company shall employ Executive and Executive shall render services to the Company in the capacity as the Company’s principal executive officer with the title of Chairman of the Board, President and Chief Executive Officer of the Company and shall render services to Delek Logistics Partners, LP (“DKL”) in the capacity as DKL’s principal executive officer with the title of Chairman of the Board, President and Chief Executive Officer of DKL and such other titles as may be established from time to time. During the Term, Executive shall also serve as the principal executive officer of any subsidiary of the Company required to be listed by the Company under Item 601(b)(21) of Regulation S-K of the United States Securities and Exchange Commission (the “SEC”). Executive shall devote Executive’s full business time and best efforts to the successful functioning of the Company’s business and shall faithfully and industriously perform all duties pertaining to Executive’s position, including such additional duties as may be assigned from time to time, to the best of Executive’s ability, experience and talent; provided, however, that Executive may pursue charitable or civic activities, engage in passive personal investments, participate in industry association and trade groups, and serve as an executor, trustee or in other similar fiduciary capacities; provided that any such activities do not materially interfere with the performance of his responsibilities and US 7013273 obligations pursuant to this Agreement; provided, further that Executive shall be allowed to join up to one board of directors (or other governing bodies and inclusive of any board or governing body that Executive is a member of as of the Effective Date) and the Company shall have the right to approve (and Executive shall have the obligation to obtain the Company’s approval of) such appointment in advance of Executive’s appointment. The Company shall be commercially reasonable in granting such approval and will act in good faith. Executive shall be subject at all times during the Term hereof to the lawful direction and control of the Company’s Board of Directors (the “Board”) in respect of the work to be done.

3.	Compensation.

(a)
Base Compensation. During the Term and effective as of the Effective Date, Executive’s annualized base salary (the “Base Compensation”) shall be (i) the Base Salary specified in the “Terms of Employment” (attached hereto as “Exhibit A”), (ii) subject to all appropriate federal and state withholding taxes and (iii) payable at the same times and under the same conditions as salaries are paid to the Company’s other employees in accordance with the normal payroll practices of the Company. The Base Compensation shall be reviewed and may be increased from time to time following the Effective Date by the Board (or any applicable committee thereof) in its sole discretion applied consistent with this Section 3(a). For the avoidance of doubt, Executive’s Base Compensation shall not be reduced except as expressly agreed to by Executive in writing. The Base Compensation shall at all times during the Term be, and remain, more than the compensation of Executive’s subordinates at such times. If the Base Compensation is adjusted after the Effective Date, the Base Compensation defined above shall also be adjusted for all purposes of this Agreement; provided, that, no reduction in Base Compensation not otherwise agreed to by Executive in writing shall have any effect for purposes of this Agreement.

(b)
Annual Bonus. Executive will be eligible to participate in the Company’s annual cash incentive plan at a level that is commensurate with Executive’s position as determined by the Board (or any applicable committee thereof) in its sole and reasonable discretion. Executive’s Annual Bonus (as defined below) target for service during the 2020 fiscal year shall be equivalent to a stated percentage of Executive’s Base Compensation as specified in the Terms of Employment (the “Bonus Target”) and, for 2021 and thereafter, the Bonus Target shall not be reduced without Executive’s prior written consent. The Annual Bonus may be based upon achievement of performance measures and objectives on terms no less favorable than other senior executive officers as established by the Board from time to time; provided that the performance metrics for the Annual Bonus in respect of the 2020 fiscal year will be as specified in the Terms of Employment. The Annual Bonus is typically paid in the first fiscal quarter of the year following the applicable bonus year. Notwithstanding any other provisions herein contain or in any bonus plan or policy, unless Executive’s employment is terminated for Cause (as defined below), upon Executive’s termination of employment following the end of any applicable bonus year, the Company shall pay Executive the Annual Bonus for such applicable bonus year when it otherwise pays such bonuses, but no later than 90-days following the end of such bonus year. For purposes of this Agreement, an “Annual Bonus” shall mean a cash bonus, if any, awarded by the Board (or any applicable committee thereof) to Executive in recognition of Executive’s service during the preceding fiscal year and in a manner consistent with the Company’s annual bonus programs for senior executives.

(c)
Long-Term Incentive Compensation. Executive shall be eligible to participate in the Company’s long-term incentive plans that may be in effect from time to time for the Company and its subsidiaries including, without limitation, the Company’s 2016 Long-Term Incentive Plan (the “Plan”), on terms commensurate with Executive’s position and duties and at such time and on such terms specified in the Terms of Employment, as determined by the Board or any other authorized administrator of the Plan (the “Plan Administrator”) in their sole discretion, but not otherwise inconsistent with this Agreement. Except as provided herein, including the Terms of Employment, program design, including, without limitation, performance measures and weighting, is at the sole discretion of the Plan Administrator.

4.	Fringe Benefits / Reimbursement of Business Expenses.

(a)
General Employee Benefits. The Company shall make available to Executive, or cause to be made available to Executive, throughout the period of Executive’s employment hereunder, such benefits as may be put into effect from time to time by the Company generally for other senior executives of the Company. The Company expressly reserves the right to modify such benefits available to Executive at any time provided that such modifications apply to other similarly situated employees.

(b)
Business Expenses. Executive will be reimbursed for all reasonable out-of-pocket business, business entertainment and travel expenses paid by Executive in connection with the performance of Executive’s duties for the Company, in accordance with and subject to Section 20(c) and all applicable Company expense incurrence and reimbursement policies.

(c)
Other Benefits. During the Term, the Company will pay Executive’s reasonable costs of professional tax and financial counseling and provide him with the use of an automobile including fuel and maintenance, provided that, the cost of each such benefit does not exceed $25,000 in any calendar year. Perquisites and other personal benefits that are not integrally and directly related to the performance of Executive’s duties and confer a direct or indirect benefit upon Executive that has a personal aspect may, in the Company’s reasonable discretion, be recorded as taxable compensation to Executive and disclosed in public filings according to SEC regulations.

(d)
Residence. During the Term, the Company shall offer to lease Executive’s primary residence as of the Effective Date (the “Residence”) to Executive for residential use at fair market rental value. For a period of 12 months following the Effective Date, Executive shall also have the exclusive option (the “Residence Option”) to purchase the Residence from the Company upon the terms set forth below.

(i)
Term/Exercise of Option. The Residence Option may be exercised by Executive’s delivery of written notice to the Company pursuant to the notice provisions of this Agreement at any time during the Residence Option Term. The Residence Option Term shall begin on the Effective Date and end at 5:00 p.m. U.S. Central Time 12 months following the Effective Date. The Residence Option shall expire immediately, automatically and without notice, and shall be of no further force or effect, if (A) Executive’s employment is terminated by the Company for Cause, (B) the Residence ceases to be used by Executive as a personal residence or (C) Executive does not exercise the Residence Option during the Residence Option Term.

(ii)
Purchase Price. The price to be paid by Executive to the Company to purchase the Residence (the “Purchase Price”) shall be equal to the fair market value (the “FMV”) of the Residence at the time of purchase as determined by a reputable MAI appraiser chosen by the Company who has at least six years of experience appraising improved residential properties in the county where the Residence is located. The determination of FMV by this appraiser shall be binding and conclusive. The fee of any such appraiser selected hereunder above shall be borne equally by the parties.

(iii)
More Definitive Agreement. If Executive exercises the Residence Option, the parties shall promptly negotiate in good faith a written purchase and sale agreement for the Residence containing a commitment to close the transaction within 60 days following the full execution of the agreement, an earnest money deposit of at least five percent of the Purchase Price and such other terms, conditions, representations and warranties that are not inconsistent with the terms hereof and that are reasonable and customary for similar transactions.

5.
Vacation Time / Sick Leave. Executive will be granted 25 business days of vacation per calendar year. Unused vacation will accrue and carry over into a new calendar year during the Term and the amount attributed to accrued and unused vacation will be paid to Executive upon the termination of employment. Executive will be provided with sick leave according to the Company’s standard policies.

6.
Compliance with Company Policies. Executive shall comply with and abide by all applicable lawful policies and directives of the Company and its subsidiaries including, without limitation, the Codes of Business Conduct & Ethics for the Company and its subsidiaries, the Supplemental Insider Trading Policies for the Company and its subsidiaries and any applicable employee handbooks or manuals. The Company and its subsidiaries may, in their sole discretion, change, modify or adopt new policies and directives affecting Executive’s employment which shall be provided to Executive in writing and shall not be on a basis more burdensome than applicable to other officers or otherwise require any additional financial commitment from Executive. In the event of any conflict between the terms of this Agreement and the employment policies and directives of the Company and its subsidiaries, the terms of this Agreement will control, subject to the Company Clawback Policy as modified or amended which shall not be abrogated and shall take precedence over any inconsistent terms in this Agreement. Executive acknowledges that the Company and its subsidiary, DKL, are currently subject to SEC reporting requirements pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the continued listing requirements of the New York Stock Exchange or any other securities exchange on which the securities of the Company may be listed from time to time for public trading (collectively, a “Securities Market”), and other federal securities laws and regulations applicable to publicly traded companies in the United States. As an employee, officer and director of the Company and as an officer and director of DKL, Executive will, in such capacities, be required to comply with applicable federal securities laws and regulations (including, without limitation, the reporting requirements under Exchange Act Section 16(a) and related SEC rules and regulations), Securities Market listing requirements as well as certain policies of the Company and its subsidiaries designed to comply with such laws and regulations.

7.
Confidentiality. Executive recognizes that during the course of Executive’s employment hereunder, Executive will be exposed to information or ideas of a confidential or proprietary nature that pertain to Company’s business, financial, legal, marketing, administrative, personnel, technical or other functions or which constitute trade secrets (including, without limitation, business strategy, strategic plans, investment and growth plans and opportunities, client and customer needs and strategies, the identity of sources and markets, marketing information and strategies, business and financial plans and strategies, methods of doing business, data processing and technical systems, specifications, designs, plans, drawings, software, data, prototypes, programs and practices, sales history, financial health or material non-public information as defined under federal securities law) (collectively “Confidential Information”). Confidential Information also includes such information of third parties that has been provided to Company in confidence, and Confidential Information includes such information provided to Executive both before and after the date he enters into this Agreement. All such information is deemed “confidential” or “proprietary” whether or not it is so marked. Information will not be considered Confidential Information to the extent that it is or becomes generally available to the public other than through any breach of this Agreement by or at the discretion of Executive. Nothing in this Section will prohibit the use or disclosure by Executive of knowledge that is in general use in the industry or general business knowledge that was known to Executive prior to Executive’s service to the Company or which enters the public domain other than through any breach of this Agreement by or at the discretion of Executive. Executive may also disclose such information if required by court order or applicable law provided that Executive (a) uses Executive’s reasonable best efforts to give the Company written notice as far in advance as is practicable to allow the Company to seek a protective order or other appropriate remedy (except to the extent that Executive’s compliance with the foregoing would cause Executive to violate a court order or other legal requirement), (b) discloses only such information as is required by law, and (c) uses Executive’s reasonable best efforts to obtain confidential treatment for any Confidential Information so disclosed. During Executive’s employment and for so long as the Confidential Information remains confidential or proprietary thereafter, Executive shall hold Confidential Information in strict confidence, shall use it only in connection with the performance of Executive’s duties on behalf of the Company, shall restrict its disclosure to those directors, employees or independent contractors of the Company with a need to know such Confidential Information, and shall not disclose, copy or use Confidential Information for the benefit of anyone other than the Company without the Company’s prior written consent. However, nothing in this Agreement shall prohibit Executive from reporting possible violations of law to any governmental agency or entity in accordance with applicable whistleblower protection provisions including, without limitation, the rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or require Executive to notify the Company (or obtain its prior approval) of any such reporting. Executive shall, at any time, upon Company’s request and at Company’s sole discretion or immediately upon Executive’s separation from employment, return to the Company and certify in a form satisfactory to the Company, the destruction of any and all written or electronic documents or data containing Confidential Information in Executive’s possession, custody or control. Further, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. For the avoidance of doubt, Executive shall not retain any copy, in any form of any Confidential Information following such request or separation.

8.	Restrictive Covenants.

(a)	Non-Competition.

(i)	As a condition of the Company’s entry into this Agreement in which it will provide Executive with Confidential Information and the other benefits set forth herein, Executive agrees that, if his employment ends during the Term, then, during the Non-Compete Period (as defined below), he will not, without the prior written consent of the Company (which shall not be unreasonably withheld), directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity conduct any business, or assist any person in conducting any business, that is directly in competition with the Company’s Business (as defined below) in the Territory (as defined below). The terms of this Section 8(a) shall not apply to the passive ownership by Executive of less than 5% of a class of equity securities of an entity, which securities are publicly traded on any national securities exchange.

(ii)	The “Non-Compete Period” shall commence upon the date that Executive’s employment with the Company ends and continue until the first anniversary of such date.

(iii)
For purposes of this Section 8(a), the “Company’s Business” means the businesses conducted by the Company or any of its subsidiaries at the time of the termination of Executive’s employment for which he has material responsibility at the time of the termination of his employment or in the twelve months prior thereto (which businesses, for the avoidance of doubt, include without limitation the midstream and downstream energy businesses focused on petroleum refining and the transportation, storage and wholesale distribution of crude oil intermediate and refined products).

(iv)
For purposes of Section 8(a), the “Territory” shall mean the following geographic areas as of the commencement of the Non-Compete Period (A) a 75-mile radius from any of the Company’s or any of its subsidiaries’ petroleum and biodiesel refining facilities, (B) a 75-mile radius from any of the Company’s or its subsidiaries’ wholesale refined products distribution facilities and (C) a 50-mile radius from any of the Company’s or its subsidiaries’ retail fuel and/or convenience merchandise facilities.

(b)
Non-Interference with Commercial Relationships. During Executive’s employment with the Company, and for a period of one year thereafter, Executive will not, directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity whatsoever approach or solicit any customer or vendor of Company with whom or which Executive had contact on behalf of the Company or any of its subsidiaries for the purpose of causing, directly or indirectly, any such customer or vendor to cease or lessen doing business with the Company or its affiliates, nor will Executive engage in any other activity that interferes or could reasonably be expected to interfere in any material way with the commercial relationships between the Company and its affiliates and such customers or vendors. The foregoing covenant shall be in addition to all other covenants or agreements to which Executive may be subject.

(c)
Non-Interference with Employment Relationships. During Executive’s employment with the Company, and for a period of one year thereafter, Executive shall not, without the Company’s prior written consent, directly or indirectly: (i) induce or attempt to induce any Company employee to terminate his/her employment with the Company; or (ii) interfere with or disrupt the Company’s relationship with any of its employees or individuals providing services as independent contractors. The foregoing does not prohibit Executive (personally or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity) from hiring or employing an individual that contacts Executive on his/her own initiative without any direct or indirect solicitation by Executive, nor does it prevent Executive from engaging in customary forms of general solicitation such as newspaper advertisements or internet postings so long as such general solicitation is not targeted at employees or independent contractors of the Company.

(d)
It is understood and agreed that the scope of each of the covenants contained in this Section 8 is reasonable as to time, area, and persons and all other respects, and is necessary to protect the legitimate business interests of the Company. Executive acknowledges and agrees that the restrictions in this Section 8 do not interfere with public interests, will not prevent Executive from earning a living or create undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition, protect the Confidential Information, preserve the Company’s interest in retaining customers, and protect the Company’s goodwill. The covenants in this Section 8, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

9.
Copyright, Inventions, Patents. The Company shall have all right, title and interest to all intellectual property (including, without limitation, graphic designs, copyrights, trademarks and patents) created by Executive during the course of Executive’s employment with the Company. Executive hereby assigns to Company all copyright ownership and rights to any work product developed by Executive or at Executive’s discretion and reduced to practice for or on behalf of the Company or which relate to the Company’s business during the course of the employment relationship. At the Company’s expense and for a period beginning on the Effective Date and continuing for three years following the termination of Executive’s employment, Executive shall use Executive’s reasonable best efforts to assist or support the Company to obtain, maintain, and assert its rights in such intellectual property and work product including, without limitation, the giving of evidence in suits and proceedings, and the furnishing and/or assigning of all documentation and other materials relative to the Company’s intellectual property rights.

10.	Termination of Employment.

(a)
Termination by Company for Cause. The Company may immediately terminate this Agreement and/or Executive’s employment at any time for Cause (as defined below). Upon any such termination, except for the Accrued Benefits (as defined below), the Company shall be under no further obligation to Executive hereunder except as otherwise required by law, and the Company will reserve all further rights and remedies available to it at law or in equity. For purposes hereof, “Accrued Benefits” shall mean: (i) earned, but unpaid Base Compensation through the date of termination, (ii) payment for any accrued, but unused vacation time, (iii) reimbursement for business expenses incurred prior to the date of termination, (iv) vested benefits under any employee benefit plan and (v) continued rights to indemnification and directors and officers insurance for any acts related to Executive’s service to the Company, DKL or any of their subsidiaries and affiliates prior to the termination date and for which indemnification and/or insurance would apply.

(b)
Termination by Executive for Good Reason. Executive may terminate this Agreement (and Executive’s employment hereunder) by providing 30 calendar days’ advance written notice of termination and provided that the condition remains uncured through the end of such 30-day period. In the event of any such termination, Executive shall be entitled to the Accrued Benefits and separation benefits under Section 10(c) as if the Company had terminated Executive’s employment without Cause. This provision shall not apply if Executive is terminated by reason of death or Disability (as defined below).

(c)
Termination At-Will by Company or Failure to Renew. Subject to the provisions of Section 10(f), the Company may terminate this Agreement (and Executive’s employment hereunder) at any time and for any reason. If the termination occurs during the Term and is other than for Cause or in the event of a Failure to Renew, Executive, if Executive timely executes and does not revoke the Separation Release (as that term is defined in Section 10(f) of this Agreement), shall be entitled to the following (in addition to the Accrued Benefits): (i) the Separation Payment, (ii) the costs of continuing family health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for 18 months following termination of employment, provided, that the Company may, in its sole discretion, (A) pay such amounts directly to the applicable provider or (B) pay an equivalent amount directly to Executive, (iii) the Post-Employment Annual Bonus and (iv) Accelerated Vesting upon termination. This provision shall not apply if Executive is terminated by reason of death or Disability.

(d)
Termination At-Will by Executive. Executive may terminate this Agreement (and Executive’s employment hereunder) at any time and for any reason. If Executive terminates this Agreement and Executive’s employment hereunder during the Term (other than due to Executive’s death or Disability), Executive must provide the Company with advance written notice of termination equal to the lesser of six months or the balance of the Term (the “Required Notice”).

(i)
If Executive terminates Executive’s employment during the Term other than for a Good Reason and provides at least six months’ advance written notice of termination (even if the Required Notice is less than six months), and if Executive timely executes and does not revoke the Separation Release, and Executive fully complies with the material ongoing obligations of Section 8 (above), Executive shall be entitled to receive a single lump sum payment equal to Executive’s Base Compensation at the time the notice of termination is delivered, subject to all appropriate federal and state withholding taxes, and the costs of continuing family health insurance coverage under COBRA for 18 months following termination of employment, provided, that the Company may, in its sole discretion, (A) pay such amounts directly to the applicable provider or (B) pay an equivalent amount directly to Executive. For the avoidance of doubt, Executive shall continue to vest in any equity awards he has been granted during such notice period. This Section 10(d)(i) shall not apply if Executive is terminated by reason of death or Disability.

(ii)
If Executive (A) terminates Executive’s employment during the Term other than for a Good Reason without providing the Required Notice or (B) fails to render services to the Company in a diligent and good faith manner after the delivery of the Required Notice and continues or repeats such failure after receiving written notice of such failure, Executive shall receive compensation only in the manner stated in Section 10(a) and the Company may immediately terminate Executive’s employment, which termination shall not be deemed a termination without Cause under Section 10(c). This Section 10(d)(ii) shall not apply if Executive is terminated by reason of death or Disability.

(e)
Accelerated Termination After Notice. Nothing herein shall limit the Company’s right to terminate this Agreement and/or Executive’s employment after the Company receives notice of termination from Executive, which termination shall not be deemed a termination without Cause under Section 10(c). However, if the Company receives the Required Notice from Executive and then terminates this Agreement and/or Executive’s employment for any reason other than for Cause or under Section 10(d)(ii), Executive’s employment shall terminate on (and post‑employment provisions of Sections 7, 8(b), 8(c) and 9 shall be effective from) the date on which the Company terminates Executive’s employment, but Executive shall be entitled to a single lump sum payment of the amount of such compensation, bonuses, vesting and other benefits as if Executive’s termination had been effective on the earlier of (i) the termination date specified in Executive’s notice of termination or (ii) six months following Executive’s notice of termination.

(f)
Separation Release. Notwithstanding anything to the contrary, provided that Executive does not willfully violate his ongoing obligations of Section 8 (above), and any applicable six-month delay required by Section 20 hereof and Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”), if a payment is otherwise payable to Executive hereunder upon Executive’s termination of employment, such payment shall be payable in cash to Executive on the Company’s first payroll date that is on or after the 60th day following Executive’s “separation from service” (within the meaning of Section 409A) (or such later date as may be required by law or Section 11(a)). However, Executive’s right to receive the Separation Payment, and any other separation benefits provided by Section 10(c) or Section 10(d) shall be conditioned upon (i) Executive’s execution and delivery to the Company of a Separation Release (and the expiration of any statutorily mandated revocation period without Executive revoking the Separation Release) within the time provided by the Company to do so and (ii) Executive’s continued material compliance with this Agreement, including no willful violations of Sections 7 and 8, and any other restrictive covenants to which Executive is bound. If Executive fails to timely execute and deliver the Separation Release or if Executive timely revokes Executive’s acceptance of the Separation Release thereafter (if such revocation is permitted), Executive shall not be entitled to the Separation Payment or any other separation benefits and shall repay any Separation Payment or other separation benefits received. If the foregoing consideration and revocation periods begin in one taxable year and end in a second taxable year, payment will be made in the second taxable year.

(g)
Termination upon Disability or Death. In the event that Executive’s employment ceases due to Executive’s death or Disability, Executive shall be entitled to the following (in addition to all accrued compensation and benefits through the date of termination): (i) the costs of continuing family health insurance coverage under COBRA for 18 months following termination of employment, provided, that the Company may, in its sole discretion, (A) pay such amounts directly to the applicable provider or (B) pay an equivalent amount directly to Executive, (ii) the Post-

Employment Annual Bonus; (iii) Accelerated Vesting upon termination and (iv) the Accrued Benefits.

(h)	Definitions. The following terms shall have the following meanings as used in this Agreement:

(i)
“Accelerated Vesting” means the immediate 100% vesting and settlement, if applicable, of all unvested equity awards granted to Executive by the Company under the Plan or otherwise which are (A) outstanding as of the date of termination with respect to awards which do not contain performance-based vesting condition and (B) outstanding as of the Effective Date with respect to awards which do contain performance-based vesting condition; provided, that, any equity awards under clause (B) shall 100% vest and be settled (to the extent such awards had not vested prior to such termination) with respect to a number of such performance based equity awards equal to the greater of (1) the target number of such performance based equity awards, or (2) the actual number of such performance based equity awards that would have vested if the date of the termination of employment were the end of the performance period and the actual performance as of that date had been the actual performance for the entire performance period. However, any Accelerated Vesting that occurs other than in the Context of a Change in Control (as defined below) will apply to unvested (A) performance awards on a prorated basis through the termination of employment, based on actual results evaluated after the close of the applicable performance period and payable in a lump sum at the same time as performance awards are paid to executives of the Company generally and (B) full value equity awards (e.g., restricted stock, restricted stock units and phantom units) and appreciation equity awards (e.g., non‑qualified stock options and stock appreciation rights) only to the extent that such awards that would have vested if Executive’s employment had continued during a period equal to the lesser of six months following termination of employment or the balance of the Term.

(ii)
“Cause” means Executive’s: (A) fraud, gross negligence, willful misconduct involving the Company or its affiliates, willful breach of a fiduciary duty, including, without limitation, Section 7 hereof, owed to the Company or its affiliates, or any intentional and willful violation of the Company’s material and written policies against discrimination or harassment which causes both material and demonstrable economic harm to the Company; (B) conviction of, or plea of nolo contendere to, a felony or serious crime involving moral turpitude (other than traffic offenses); or (C) deliberate and continual refusal to perform Executive’s duties in any material respect on substantially a full-time basis or to act in accordance with any specific and lawful instruction of the Board which are consistent with his duties and position provided that Executive has been given written notice of such conduct and such conduct is not cured within 30 days thereafter.

(iii)
“Failure to Renew” means that (A) the Company provides Executive with the notice contemplated in Section 1(b) not to renew the Term and (B) the Company does not otherwise provide Executive with payments and benefits upon termination of employment (through another plan, agreement or arrangement) that are no less favorable than the payments and benefits available under this Agreement upon termination of employment.

(iv)
“Good Reason” means (A) the Company materially breaches this Agreement (it being acknowledged that any failure to pay any significant compensation or benefits at the times due under this Agreement shall be deemed a material breach), (B) the Company significantly reduces the scope of Executive’s duties under Section 2 or requires Executive to perform any illegal or unethical activities, (C) the Company reduces Executive’s compensation under Section 3 other than as part of a base compensation reduction plan generally applicable to other similar senior executive employees or reductions under nondiscriminatory employee benefit programs applicable to full time employees generally, (D) the Company pays base compensation to any of Executive’s subordinates or any other director or officer at an annualized rate in excess of Executive’s then-current Base Compensation, (E) Executive is removed, or not reelected or appointed, as the Chief Executive Officer or Chairman of the Board of the Company or DKL unless such removal or failure to be reelected or appointed is required by applicable law, including, without limitation, SEC rules and regulations and Securities Market listing requirements or (F) the Company requires Executive to relocate to any location that increases his commuting distance by more than 50 miles.

(v)	“Release Expiration Date” shall mean the date of the expiration of any and all waiting and revocation periods in the Separation Release.

(vi)
“Disability” means the inability of Executive to perform the customary duties of Executive’s employment or other service with the Company or its affiliates by reason of a physical or mental incapacity or illness that is expected to result in death or to be of indefinite duration, as determined by a duly licensed physician selected by the Company.

(vii)
“Post-Employment Annual Bonus” shall mean the Annual Bonus to which Executive would have otherwise been entitled if Executive’s employment had continued through the end of the bonus year based upon the actual performance of the Company, prorated for the period of actual employment during the bonus year, and paid upon the payment of the annual bonuses to senior executives of the Company pursuant to the Company’s annual bonus programs.

(viii)
“Separation Release” means the general release of employment related claims attached hereto as Exhibit B. Notwithstanding the foregoing or any other provision in Separation Release or the Agreement to the contrary, the Company and Executive further agree that nothing in the Separation Release or the Agreement (A) will limit Executive’s ability to file a charge or complaint with the EEOC, the NLRB, OSHA, the SEC or any other federal, state or local governmental agency or commission (each a “Government Agency” and collectively “Government Agencies”); (B) will limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to the Company; or (C) will limit Executive’s right to receive an award for information provided to any Government Agencies.

(ix)
“Separation Payment” shall mean an amount equal to the sum of Executive’s then current Base Compensation (without regard to any reduction therein which otherwise breached this Agreement) and Executive’s target Annual Bonus as in effect immediately before any notice of termination (which shall never be less than 140% of Base Compensation), multiplied by (A) three in the Context of a Change in Control and (B) two in all other cases. In each case, the Separation Payment shall be payable in a cash lump sum pursuant to Section 10(f). Executive shall have no responsibility for mitigating the amount of any payment provided for herein by seeking other employment or otherwise, and any such payment will not be reduced in the event such other employment is obtained.

11.	Change in Control.

(a)
If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within the period beginning six months prior to and ending three years following a Change in Control, in each case, the termination of Executive’s employment shall be deemed to have occurred in the “Context of a Change in Control”, and Executive shall be entitled to the separation benefits set forth in Section 10(c) with the enhanced Separation Payment as contemplated in the definition thereof for a termination in the Context of a Change in Control and Executive’s equity shall vest as provided in this Section 11(a) below. Except as provided below, upon the earlier to occur of either (i) the termination of Executive’s employment in the Context of Change in Control or (ii) a Change in Control regardless of whether Executive’s employment is terminated (in either case an “Acceleration Event”) and regardless of any contrary provision in any award agreement issued prior to the Effective Date, upon the occurrence of the Acceleration Event, all equity awards granted by the Company and outstanding as of the Effective Date shall 100% vest and be settled (if applicable) upon such Acceleration Event; provided, however, any such equity awards vesting upon the achievement of performance conditions that were outstanding as of the Effective Date shall vest and be settled (to the extent such awards had not vested prior to the Acceleration Event) with respect to a number of such performance based equity awards equal to the greater of (A) the target number of such performance based equity awards, or (B) the actual number of such performance based equity awards that would have vested if the date of the Acceleration Event were the end of the performance period and the actual performance as of that date had been the actual performance for the entire performance period. With respect to any equity awards granted after the Effective Date, the Board (or any applicable committee thereof) will determine, in its sole discretion, the Change in Control vesting provisions of such awards.

(b)
Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution by the Company or its affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in any other plan, arrangement or agreement providing for a payment or benefit, the payments under this Agreement shall be reduced in the order specified below, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The payments and benefits under this Agreement shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code; and (D) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.

(c)	For purposes of this Agreement, a “Change in Control” of the Company shall mean any of the following:

(i)
Any “person” (as defined in Section 13(h)(8)(E) of the Exchange Act), other than the Company or any of its subsidiaries or any employee benefit plan of the Company or any of its subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (or any successor to all or substantially all of the Company’s assets) representing more than 30% of the combined voting power of the Company’s (or such successor’s) then outstanding voting securities that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company (or such successor) in the ordinary course of business);

(ii)
As the result of, or in connection with, any cash tender or exchange offer, merger or other business combination or contested election, or any combination of the foregoing transactions, less than 51% of the combined voting power of the then outstanding securities of the Company or any successor company or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;

(iii)	All or substantially all of the assets of the Company are sold, exchanged or otherwise transferred;

(iv)	The Company’s stockholders approve a plan of liquidation or dissolution of the Company; or

(v)
During any 12-month period within the Term, Continuing Directors cease for any reason to constitute at least a majority of the Board. For this purpose, a “Continuing Director” is any person who at the beginning of the Term was a member of the Board, or any person first elected to the Board during the Term whose election, or the nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the Continuing Directors then in office, but excluding any person (A) initially appointed or elected to office as result of either an actual or threatened election and/or proxy contest by or on behalf of any “person” or “group” (within the meaning of Section 13( d) of the Exchange Act) other than the Board, or (B) designated by any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act)) who has entered into an agreement with the Company to effect a transaction described in Section 11(c)(i) through (iv).

For the avoidance of doubt, to the extent any payment or benefit which constitutes nonqualified deferred compensation under Section 409A is accelerated upon a Change in Control, then a Change in Control shall not be deemed to have occurred under subparagraphs (i)-(v) above unless such event also constitutes a “change in control event” as such term is defined in Section 409A; provided, that, any such acceleration and/or payment shall then be deemed to occur at the next permissible event of any nature which would not result in a violation of Section 409A.

12.
Survival of Terms. The provisions of Sections 7, 8(b), 8(c), 9 and 10 (and those additional provisions necessary to interpret or apply them, including, without limitation, rights to indemnity and directors and officers insurance) shall survive the termination or expiration of this Agreement and will continue in effect following the termination of Executive’s employment for the periods described therein. If a Change or a Change in Control occurs during the Term, the provisions of Section 11 shall survive the termination or expiration of this Agreement and will continue in effect following the Change in Control for the periods described therein. The provisions of Section 8(a) shall survive the termination (but not the expiration) of this Agreement.

13.
Assignment. This Agreement shall not be assignable by either party without the written consent of the other party except that the Company may assign this Agreement to a subsidiary, affiliate or, subject to the terms of this Section 13, a third-party successor of the Company. Any failure by the Company to assign this Agreement to an unaffiliated third‑party successor upon the Company’s sale or transfer of all or substantially all of its business will be considered the termination of Executive’s employment in the Context of a Change in Control effective upon the closing of the applicable transaction without an assignment to the successor, which closing constitutes a Change in Control. Any failure by Executive to consent to the assignment of this Agreement to such unaffiliated third-party successor will be considered the termination of Executive’s employment for a Good Reason other than in the Context of a Change in Control effective upon the closing of the applicable

Change in Control transaction without any assignment to the successor. For the avoidance of doubt, the parties acknowledge that the payment of any benefits under this Section 13 shall be made in accordance with the applicable provision of Section 10 or 11 of this Agreement within 60 days of the closing date of the Change in Control transaction, provided that Executive has executed a Separation Release, the Release Expiration Date has expired, and Executive has not revoked the Separation Release, and no payments will be made pursuant to this Section 13 if a Change in Control transaction does not occur.

14.
No Inducement / Agreement Voluntary. Executive represents that (a) Executive has not been pressured, misled, or induced to enter into this Agreement based upon any representation by Company or its agents not contained herein, (b) Executive has entered into this Agreement voluntarily, after having the opportunity to consult with legal counsel and other advisors of Executive’s own choosing, and (c) Executive’s assent is freely given.

15.
Interpretation. Any Section, phrase or other provision of this Agreement that is determined by a court, arbitrator or arbitration panel of competent jurisdiction to be unreasonable or in conflict with any applicable statute or rule, shall be deemed, if possible, to be modified or altered so that it is not unreasonable or in conflict or, if that is not possible, then it shall be deemed omitted from this Agreement. The invalidity of any portion of this Agreement shall not affect the validity of the remaining portions. Unless expressly stated to the contrary, all references to “days” in this Agreement shall mean calendar days.

16.
Prior Agreements / Amendments. This Agreement (a) represents the entire agreement between the parties in relation to the employment of Executive by the Company on, and subsequent to, the Effective Date and (b) revokes and supersedes all prior agreements pertaining to the subject matter herein, whether written and oral (including, for the avoidance of doubt, the Prior Agreement and the employment agreement between the parties dated November 1, 2013). However, this Agreement does not nullify or otherwise affect any prior equity awards granted to Executive. This Agreement shall not be subject to modification or amendment by any oral representation, or any written statement by either party, except for a dated writing signed by Executive and the Company.

17.
Notices. All notices of any kind to be delivered in connection with this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier (e.g., FedEx, UPS, DHL, etc.) or by registered or certified mail, return receipt requested and postage prepaid, addressed to the Company at 7102 Commerce Way, Brentwood, Tennessee 37027, Attn: General Counsel, to Executive at Executive’s then-existing payroll address, or to such other address as the party to whom notice is to be given may have furnished to the other in writing in accordance with the provisions of this Section. Any such notice or communication shall be deemed to have been received: (a) if by personal delivery or nationally-recognized overnight courier, on the date of such delivery; and (b) if by registered or certified mail, on the third postal service day following the date postmarked.

18.	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without giving effect to its principles of conflicts of law.
The state and federal courts for Davidson County, Tennessee shall be the exclusive venue for any litigation based in significant part upon this Agreement.

19.	Mediation / Arbitration.

(a)
Any dispute concerning a legally cognizable claim arising out of this Agreement or in connection with the employment of Executive by Company, including, without limitation, claims of breach of contract, fraud, unlawful termination, discrimination, harassment, retaliation, defamation, tortious infliction of emotional distress, unfair competition, arbitrability and conversion (collectively a “Legal Dispute”) shall be resolved according to the following protocol:

(i)
The parties shall first submit the Legal Dispute to mediation under the auspices of the American Arbitration Association (“AAA”) and pursuant to the mediation rules and procedures promulgated by the AAA. The Company shall pay the expenses associated with the mediation, including Executive’s reasonable and customary legal expenses.

(ii)
In the event mediation is unsuccessful in fully resolving the Legal Dispute, binding arbitration shall be the method of final resolution. The parties expressly waive their rights to bring action against one another in a court of law except as expressly provided herein. In addition to remedies at law, the parties acknowledge that failure to comply with this provision shall entitle the non-breaching party to injunctive relief to enjoin the actions of the breaching party. Any Legal Dispute submitted to Arbitration shall be under the auspices of the AAA and pursuant to the “National Rules for the Resolution of Employment Disputes,” or any similar identified rules promulgated at such time the Legal Dispute is submitted for resolution. All mediation and arbitration hearings shall take place in either Davidson or Williamson County, Tennessee. The Company shall pay all expenses associated with the arbitration, including Executive’s reasonable and customary legal expenses, unless the Company prevails on all of the material claims raised in such arbitration in which case, Executive shall be solely responsible for his legal expenses.

(b)
Notice of submission of any Legal Dispute to mediation shall be provided no later than one year following the date the submitting party became aware, or should have become aware of, the conduct constituting the alleged claims. Failure to do so shall result in the irrevocable waiver of the claim made in the Legal Dispute.

(c)	Notwithstanding that mediation and arbitration are established as the exclusive procedures for resolution of any Legal Dispute, (i) either party may apply to an appropriate judicial or administrative forum for injunctive relief and (ii) claims by Company arising in connection with Sections 7, 8 and/or 9 may be brought in any court of competent jurisdiction.

(d)
With respect to any breach or attempted breach of Sections 7, 8 and/or 9 of this Agreement, each party acknowledges that a remedy at law will be inadequate, agrees that the Company will be entitled to specific performance and injunctive and other equitable relief (in addition to all other remedies to which the Company is entitled, at law and equity) and agrees not to use as a defense that any party has an adequate remedy at law. This Agreement shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection herewith. Such remedy shall not be exclusive and shall be in addition to any other remedies now or hereafter existing at law or in equity, by statute or otherwise. No delay or omission in exercising any right or remedy set forth in this Agreement shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

20.	Section 409A.

(a)
It is intended that each installment of the payments provided under this Agreement, if any, is a separate “payment” for purposes of Section 409A and the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A‑1(b)(9)(iii) and 1.409A-1(b)(9)(v). Notwithstanding any other provision to the contrary, a termination of employment with the Company shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.”

(b)
Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) or any other taxes or penalties imposed under Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of Executive’s death. Any payments delayed pursuant to this Section shall be made in a lump sum on the first business day of the seventh month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of Executive’s death.

(c)
In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, then such amount shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.

(d)
For the avoidance of doubt, any payment due under this Agreement within a period following Executive’s termination of employment or other event, shall be made on a date during such period as determined by the Company in its sole discretion.

(e)
Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(f)
This Agreement is intended to comply with the applicable requirements under Section 409A, as modified from time to time, including exceptions and exemptions provided for therein (the “409A Requirements”). Accordingly, this Agreement shall be administered, construed and interpreted in a manner to comply with the 409A Requirements. Specifically, and without limiting the foregoing, if any terms set forth in this Agreement are considered to be ambiguous, such terms shall be administered, construed and interpreted in a manner to comply with the 409A Requirements.

21.
Indemnification and D&O. During the Term and thereafter, the Company agrees, to the maximum extent permitted by law, to indemnify and hold Executive harmless (including providing for advancement of expenses on a basis no less favorable than any other officer or director of the Company) from and against any and all losses, claims, suits or actions to which Executive becomes subject arising from his performance of his duties to the Company and its affiliates and subsidiaries, including, DKL. In addition, during the Term and for at least 1-day following the applicable end of the statute of limitations, Executive will be eligible for coverage under the Company’s Director’s and Officer’s liability insurance policy on terms which are no less favorable than provided to any other employee, officer or director of the Company.

22.
Legal Fees. As soon as reasonably practical following Executive’s presentation of adequate substantiating documentation in accordance with the Company’s then applicable policies, the Company shall reimburse Executive (or pay directly) all reasonable legal fees and expenses incurred by him in the negotiation of this Agreement.

[Remainder of Page Intentionally Blank;
Signature Page Follows]

In witness whereof, the parties have executed this Agreement as of the date set forth above.
COMPANY: DELEK US HOLDINGS, INC.    EXECUTIVE:
/s/ Jared Serff        /s/ Ezra Uzi Yemin
By:    Jared Serff        Ezra Uzi Yemin
Title:    Executive Vice President
/s/ Abigail K. Yates
By:    Abigail K. Yates
Title:    Executive Vice President

Uzi Yemin
Exhibit A
Terms of Employment

Title	President, Chairman, and Chief Executive Officer

Base Salary	$1,075,000 annually to be paid out bi-weekly

Term	3 years

Short Term Bonus
Executive will be eligible for an annual bonus, which at target would equal to 140% of base salary up to a maximum of 200% of the target.
The annual bonus will be based on 60% Company’s financial (EPS) and 40% non-financial metrics (HSE & Refinery Utilization and Availability)

Long Term Incentive (Equity Plan)
Executive will be eligible for the company’s long-term incentive plan, which would consist of annual grants, which at target would be equal to $6,300,000 split 50% time vested restricted stock units and 50% performance based restricted stock units.

Change in Control	3x base + bonus 18 months COBRA Accelerated equity vest Prorated bonus for year of termination Unused vacation

Severance	2x base + bonus 18 months COBRA 6 month equity vest

Non-Compete	1 year

Resignation	6 month required notice, 1x base salary and 18 months COBRA

DELEK REFINING * DK CANADA * DELEK LOGISTICS PARTNERS * LION OIL COMPANY